Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
STEMLINE THERAPEUTICS, INC.
At
$11.50 Net Per Share In Cash, Plus One Non-Transferable Contractual Contingent Value Right For Each Share, Which Represents The Right To Receive A Contingent Payment Of $1.00 Per Share Upon The Achievement Of A Specified Milestone
by
MERCURY MERGER SUB, INC.
a wholly owned subsidiary of
BERLIN-CHEMIE AG
and an indirect wholly owned subsidiary of
A. MENARINI - INDUSTRIE FARMACEUTICHE RIUNITE - S.R.L.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JUNE 9, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Mercury Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Stemline Therapeutics, Inc., a Delaware corporation (“Stemline”), at a price per Share of $11.50, net to the holder in cash, without interest (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $1.00 in cash, without interest, if the Milestone (as defined below) is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”) upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Berlin-Chemie AG (“Parent”), a company formed under the laws of Germany and an indirect wholly owned subsidiary of A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., a privately-held company formed under the laws of Italy (“Menarini”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 3, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Stemline, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Stemline, without a meeting of the Stemline stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Stemline will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.” At the Effective Time, all then outstanding Shares (other than (i) Shares held by Stemline (or held in the treasury of Stemline), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be converted into the right to receive consideration equal to the Offer Price, without interest, and subject to any applicable withholding of taxes.
After careful consideration, the Stemline board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are fair to, and in the best interest of, Stemline and its stockholders, (ii) declared it advisable for Stemline to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Stemline of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of Stemline accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
May 12, 2020

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.
* * *
Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

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SUMMARY TERM SHEET
Mercury Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Berlin-Chemie AG, a company formed under the laws of Germany (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Stemline Therapeutics, Inc., a Delaware corporation (“Stemline”), at a price per Share of $11.50, net to the holder in cash, without interest (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $1.00 in cash, without interest, if the Milestone (as defined below) is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”) upon terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Parent is an indirect wholly owned subsidiary of A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., a privately-held company formed under the laws of Italy (“Menarini”). The following are some questions you, as a stockholder of Stemline, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser, Parent, or Menarini, as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
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Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of May 3, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Stemline, Parent and Purchaser, and activities in connection with the Offer. See Section 9 — “Certain Information Concerning Menarini, Parent and Purchaser.”

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Parent is Berlin-Chemie AG. See Section 9 — “Certain Information Concerning Menarini, Parent and Purchaser.”

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Menarini is A. Menarini - Industrie Farmaceutiche Riunite - S.r.l. See Section 9 — “Certain Information Concerning Menarini, Parent and Purchaser.”

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Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
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Purchaser is seeking to purchase all of the outstanding Shares of Stemline. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
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Purchaser is offering to pay $11.50 per Share, net to you in cash, plus one non-transferable CVR per Share, in each case without interest upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

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If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
WHAT IS THE CVR AND HOW DOES IT WORK?
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The CVR represents the contractual right to receive cash, without interest thereon, upon the achievement of the first sale, on or before December 31, 2021, by or on behalf of Parent, its assignees, affiliates, licensees or sublicensees (including Stemline and its subsidiaries) for use or consumption by the public of ELZONRIS (as described below) in any one of (i) the United Kingdom, (ii) France, (iii) Spain, (iv) Germany, or (v) Italy, in each case, after a Marketing Authorization Approval (as defined below) by the European Commission (the “Milestone”). A “Marketing Authorization Approval” is defined as a legally valid approval by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, which grants the right to sell, market and promote Stemline’s CD123-directed cytotoxin, which for clarity is marketed under the name ELZONRIS as of May 3, 2020, the date of signing of the Merger Agreement, for the treatment of adult patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN) in the European Union for human use in accordance with applicable legal requirements. For the avoidance of doubt, Marketing Authorization Approval does not refer to approval in one or more individual member states in the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.

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At or prior to the Offer Acceptance Time (as defined below), Parent will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of Parent and Stemline, governing the terms of the CVRs. Each CVR will represent the right to receive a cash payment of $1.00, without interest thereon and less any applicable withholding taxes, with such payment conditioned upon the achievement of the Milestone; provided that with respect to Out-Of-The-Money Stemline Options (as defined below), the CVR will represent the right to receive a cash payment of the excess of $12.50 over the per-Share exercise price of such Out-Of-The-Money Stemline Option with such payment conditioned upon the achievement of the Milestone. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
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Yes. If the Milestone is not achieved on or prior to December 31, 2021, no payment will become payable to holders of the CVRs in respect of the CVRs. It is possible that the Milestone will not be achieved on or prior to December 31, 2021, in which case you will receive only the Cash Amount for your Shares and no payments with respect to your CVRs. It is not possible to predict whether a payment will or will not be payable with respect to the CVRs.

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?
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The CVRs will not be transferable except (i) upon death by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by the Depository Trust Company (“DTC”); or (v) to Parent or any of its affiliates without consideration.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
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In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Menarini, Stemline, Parent or Purchaser. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?
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Purchaser is making the Offer because Purchaser and Parent wish to acquire Stemline. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
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The Offer is subject to, among others, the following conditions:

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there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the total number of Shares outstanding on the date the Offer expires (the “Minimum Tender Condition”); for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” for purposes of Delaware law will not be counted as having been validly tendered;

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the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated (the “HSR Condition”);

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there not having been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Stemline has material business operations and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and (ii) no legal requirement having been promulgated, enacted, issued or deemed applicable to the Offer or the merger of Purchaser with and into Stemline pursuant to the Merger Agreement (the “Merger”) by any governmental body in any jurisdiction in which Parent or Stemline has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Governmental Impediment Condition”);

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the absence of, since May 3, 2020, the date of the Merger Agreement, any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect that is continuing (as defined below); and

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the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

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Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Stemline.

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The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer” and Section 13 — “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
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Yes. Stemline, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”

HAVE ANY STEMLINE STOCKHOLDERS ENTERED INTO AGREEMENTS WITH PARENT OR PURCHASER REQUIRING THEM TO TENDER THEIR SHARES PURSUANT TO THE OFFER?
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Yes. In connection with the execution of the Merger Agreement, each of Ivan Bergstein, M.D. (President, Chief Executive Officer and Chairman of Stemline and a director of Stemline), Ron

Bentsur, Darren Cline, Alan Forman, Daniel Hume, Mark Sard and Kenneth Zuerblis (each an independent director of Stemline), Kenneth Hoberman (Chief Operating Officer of Stemline), David G. Gionco (Senior Vice President of Finance and Chief Accounting Officer of Stemline) and Robert Francomano (Chief Commercial Officer of Stemline) (each a “Supporting Inside Stockholder”) have entered into a Tender and Support Agreement, dated as of May 3, 2020, with Parent and Purchaser (the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, each of the Supporting Inside Stockholders agreed, among other things, subject to certain exceptions, to tender his Shares (including any Shares acquired upon the exercise of Stemline Options (as defined below)), pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares that are subject to the Support Agreements.
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The Shares of the Supporting Inside Stockholders subject to Support Agreements represent in the aggregate approximately 5.20% of Stemline’s total outstanding Shares as of April 30, 2020.

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See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements” for a description of the Support Agreements.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
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Yes. Parent has sufficient funds to purchase the Shares in the Offer and to pay any amounts payable with respect to the CVRs on the payment date applicable thereto. The Offer is not conditioned upon entering into any financing arrangements. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
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The funds to pay for all Shares accepted for payment in the Offer, the consideration in connection with the Merger and any payments required to be made in respect of the CVRs upon the occurrence of the Milestone are expected to come from Parent’s available cash and cash equivalents on hand. As of April 30, 2020, Parent had funds with various banks, deposits, short-term financial instruments or investments denominated in Euro or U.S. dollars in an amount equal to approximately 930 million Euro, or the equivalent of approximately 1.02 billion U.S. dollars. Accordingly, Parent has sufficient funds to be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer and, as such, its financial condition is not relevant to a decision to tender in the Offer.

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Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided by Parent and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
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You will have until June 9, 2020, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Tendering Shares.” See also Section 1 — “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
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Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, (i) if on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13 — “Conditions of the Offer”) have not been satisfied or waived by Parent or Purchaser, Purchaser may, in its discretion (without the consent of Stemline), extend the Offer for additional periods of up to ten (10) business days to permit such condition to the Offer to be satisfied, (ii) if on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13 — “Conditions of the Offer”) have not been satisfied or waived by Parent or Purchaser, at the request of Stemline, Purchaser has agreed to, and Parent has agreed to cause Purchaser to extend the Offer for additional periods of up to ten (10) business days to permit such condition to the Offer to be satisfied, and (iii) Purchaser has agreed to extend the Offer for: (A) the minimum period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or NASDAQ applicable to the Offer or (B) periods of up to ten (10) business days per extension until the HSR Condition shall have been satisfied. However, Parent or Purchaser are not required to extend the Offer beyond the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the End Date (defined in the Merger Agreement as August 3, 2020, or as late as January 30, 2021 in the event the End Date has been extended as provided in the Merger Agreement) (such earlier occurrence, the “Extension Deadline”), and are not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Stemline. Further, Purchaser is not required to extend the Offer beyond the then-scheduled expiration date for more than three (3) consecutive additional periods not to exceed a total of thirty (30) business days if, as of the then-scheduled expiration date, all conditions to the Offer have been satisfied or waived except for the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
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If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary for this Offer (the “Depositary”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES?
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If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3 — “Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

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If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

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In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
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You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on June 9, 2020, unless Purchaser extends the Offer. See Section 4 — “Withdrawal Rights.”

In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after July 11, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
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To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WHAT DOES STEMLINE’S BOARD OF DIRECTORS THINK OF THE OFFER?
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Stemline’s board of directors has unanimously recommended that you accept the Offer. Stemline’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Tender Offer Statement on Schedule TO dated May 12, 2020. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
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If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Stemline stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) to complete the Merger. If the Merger occurs, Stemline will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than any Shares held by or in the treasury of Stemline, or owned by Parent, Purchaser or any of Parent’s other subsidiaries and any Shares held by stockholders who have properly demanded and exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest. See also the Introduction.

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Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL STEMLINE CONTINUE AS A PUBLIC COMPANY?
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No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
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If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

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If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of Stemline, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and Stemline may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”
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Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
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On May 1, 2020, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on NASDAQ was $4.75. See Section 6 — “Price Range of Shares; Dividends.”

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On May 11, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NASDAQ was $12.16. See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
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If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $11.50 in cash, plus one CVR per Share, in each case without interest, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three (3) business days). See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF STEMLINE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
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The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under Stemline’s equity plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

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Pursuant to the Merger Agreement, each option to purchase Shares (each, a “Stemline Option”), that is outstanding and unexercised, whether or not vested, and that has a per-Share exercise price that is less than the Cash Amount (each, an “In-The-Money Stemline Option”) immediately prior to the Effective Time will be canceled and converted into the right to receive both (i) a cash payment equal to the excess of (1) (x) the Cash Amount over (y) the per-Share exercise price of such In-The-Money Stemline Option, multiplied by (2) the total number of Shares subject to such In-The-Money Stemline Option immediately prior to the Effective Time and (ii) a number of CVRs equal to the total number of Shares subject to such In-The-Money Stemline Option immediately prior to the Effective Time. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”

•
At the Effective Time, each Stemline Option that is outstanding and unexercised, whether or not vested, and that has a per-Share exercise price that is equal to or greater than the Cash Amount (each an “Out-Of-The-Money Stemline Option”) will be cancelled and the holder thereof shall be entitled to receive one CVR for each Share subject to such Out-Of-The-Money Stemline Option; except that if any Out-Of-The-Money Stemline Option has an exercise price per Share equal to or greater than $12.50, such Out-Of-The-Money Stemline Option will be cancelled at the Effective Time without any consideration payable therefor. For each CVR received for an Out-Of-the-Money Stemline Option, the holder will be eligible to receive upon achievement of the Milestone on or before December 31, 2021, the amount of cash equal to the excess of $12.50 over the per-Share exercise price of such stock option.

•
At the Effective Time, each then outstanding restricted stock unit with respect to Shares granted by Stemline pursuant to its equity plans (each, a “Stemline RSU”), whether or not vested, will be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the product of (A) the Cash Amount and (B) the total number of Shares subject to such Stemline RSU and (ii) one CVR for each Share subject to such Stemline RSU (in each case without regard to vesting).

•
At the Effective Time, each then outstanding restricted Share granted by Stemline pursuant to its equity plans (each, a “Restricted Share”), whether or not vested, will be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the Cash Amount and (ii) one CVR for each Restricted Share (in each case without regard to vesting).

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
Generally, the receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Stemline who (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. If any stockholder of Stemline who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

•
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Stemline’s stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL a copy of which is included as Annex B to Stemline’s Solicitation/Recommendation Statement on Schedule 14D-9. See Section 15 — “Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call D.F. King & Co., Inc., the Information Agent, toll-free at (888) 644-6071. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of
Stemline Therapeutics, Inc.
INTRODUCTION
Mercury Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Stemline Therapeutics, Inc., a Delaware corporation (“Stemline”), at a price per Share of $11.50, net to the holder in cash, without interest (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $1.00 in cash, without interest, if the Milestone is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”) upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Berlin-Chemie AG (“Parent”), a company organized under the laws of Germany and an indirect subsidiary of A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., a privately-held company organized under the laws of Italy (“Menarini”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 3, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Stemline, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Stemline, and Stemline will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).
If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:
1.
there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the total number of Shares outstanding on the date the Offer expires (the “Minimum Tender Condition”); for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” for purposes of Delaware law will not be counted as having been validly tendered;

2.
the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated (the “HSR Condition”);

3.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Stemline has material business operations and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Stemline has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Governmental Impediment Condition”);

4.
there shall not have been, since May 3, 2020, the date of the Merger Agreement, any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect (as defined below) that is continuing; and

5.
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Stemline. See Section 13 — “Conditions of the Offer.”
The Offer will expire at one minute after 11:59 p.m., Eastern Time, on June 9, 2020, unless the Offer is extended. See Section 1 — “Terms of the Offer”, Section 13 — “Conditions of the Offer” and Section 15 — “Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the Stemline board of directors (the “Stemline Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are fair to, and in the best interest of, Stemline and its stockholders, (ii) declared it advisable for Stemline to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Stemline of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and (v) resolved to recommend that the stockholders of Stemline accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For factors considered by the Stemline Board, see Stemline’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Stemline and Purchaser and specified in the certificate of merger) (the “Effective Time”).
In connection with the execution of the Merger Agreement, the Supporting Inside Stockholders entered into the Support Agreements. Subject to the terms and conditions of the Support Agreements, each of the Supporting Inside Stockholders agreed, among other things, subject to certain exceptions, to tender his Shares, pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares that are subject to the Support Agreements. The Shares of the Supporting Inside Stockholders subject to Support Agreements represent in the aggregate approximately 5.20% of Stemline’s total outstanding Shares as of April 30, 2020.
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Stemline (or held in the treasury of Stemline), (ii) each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor, and (iii) any Shares owned by Stemline’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares.

The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Stemline stock options in the Merger. Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Stemline’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement, and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an “interested stockholder” under the DGCL. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Stemline will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Stemline will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on Tuesday, June 9, 2020 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination” occur.
Purchaser expressly reserves the right to (i) waive (to the extent permitted under applicable legal requirements) any Offer Condition, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Stemline’s prior written approval is required for Parent or Purchaser to:
(1)
decrease the Cash Amount or the amount of the Milestone Payment;

(2)
change the form of consideration payable in the Offer (except that we may increase the Cash Amount or the Milestone Payment or add additional milestone payments or additional milestones solely with respect to additional milestone payments to the CVRs and the CVR Agreement);

(3)
decrease the maximum number of Shares sought to be purchased in the Offer;

(4)
impose conditions to the Offer in addition to the conditions set forth in Section 13 — “Conditions of the Offer;”

(5)
amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

(6)
otherwise amend or modify any of the other terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares in their capacity as such;

(7)
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement;

(8)
provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(9)
amend or modify the terms of the CVR or the CVR Agreement other than to increase the amount of the Milestone Payment or to add additional milestone payments or additional milestones solely with respect to additional milestone payments.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three (3) business days) pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (9) above.
The Merger Agreement provides that (i) if at any then-scheduled Expiration Date, any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of Stemline or any other person), extend the Offer for additional periods of up to ten (10) business days per extension, to permit such condition to be satisfied; (ii) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of Stemline, Purchaser shall, and Parent shall cause Purchaser to extend the Offer for additional periods specified by Stemline of up to ten (10) business days per extension (or such other period as the parties may agree) in order to permit such condition to be satisfied; and (iii) Purchaser (A) has agreed to extend the Offer for the minimum period required by any applicable legal requirement, or any interpretation or position of the SEC or the Nasdaq Global Select Market (“NASDAQ”) applicable to the Offer and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to and necessary for the consummation of the Offer under the HSR Act shall have expired or been terminated, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) August 3, 2020 (or January 30, 2021, in the event that certain conditions to the Offer have not been satisfied as of such earlier date as provided in the Merger Agreement); provided, that Purchaser is not required to extend the Offer beyond the then-scheduled expiration date for more than three (3) consecutive additional periods not to exceed a total of thirty (30) business days if, as of the then-scheduled expiration date, all conditions to the Offer have been satisfied or waived except for the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

Without Stemline’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Stemline pursuant to Section 251(h) of the DGCL.
Stemline has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Stemline’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 — “Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three (3) business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.
Procedures for Tendering Shares.

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible

Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two (2) trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Stemline, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding.   Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Amount paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.
A U.S. Holder (as defined below in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if (i) the U.S. Holder (A) furnishes a correct taxpayer identification number (“TIN”) and complies with certain certification procedures (generally, by providing a properly completed and executed an IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary); or (B) otherwise establishes to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(A) of this sentence or otherwise establishes an exemption from backup withholding.

A Non-U.S. Holder (as defined below in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on June 9, 2020), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after July 11, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.
5.
Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders (as defined below) who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, persons that own or have owned with the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
U.S. Holders.   The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.

Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding this issue. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
The following sections discuss the tax consequences of the Offer or Merger, as applicable, if the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, is treated as a closed transaction or, alternatively, as an open transaction. Stockholders are urged to consult their tax advisors with respect to the proper characterization of the receipt of the CVRs. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Treatment as Closed Transaction.   If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder of Shares generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Stemline’s common stock would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
Parent intends to treat a Holder’s receipt of a CVR as the receipt of additional consideration paid in the Offer or the Merger. Parent also intends to cooperate with the Paying Agent to send to each Holder an IRS Form 1099-Bs reflecting Parent’s determination of the fair market value of the CVRs issued in the Offer or Merger. Parent’s views and actions (and the fair market value figure ascribed to the CVRs as of the time of the Offer or Merger) are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to the Holder’s tax treatment or the fair market value of the CVRs.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Treatment as Open Transaction”).
Pursuant to the CVR Agreement, the parties to the CVR Agreement intend to treat any payment received in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction.   If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, will generally first be applied against a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger and the portion of payments in respect of the CVRs not treated as imputed interest received that is in excess of the U.S. Holder’s adjusted tax basis. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such Holder’s abandonment of the Holder’s CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.
The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the payment in respect of the CVRs over (2) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the closing of the Offer or the Effective Time, as applicable. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.
Non-U.S. Holders.   Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders — Treatment as Open

Transaction”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.
Information Reporting, Backup Withholding and FATCA.   Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger, unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to a CVR may be subject to information reporting and backup withholding. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
As discussed above, Parent intends to send to each Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6.
Price Range of Shares; Dividends.

According to Stemline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, the Shares are traded on NASDAQ under the symbol “STML.” Stemline has advised Parent that, as of the close of business on April 30, 2020, 52,472,785 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended

December 31, 2018 and December 31, 2019 and, with respect to the fiscal year ended December 31, 2020, through May 11, 2020, using Share data reported by NASDAQ.
Fiscal Year Ended December 31, 2018	High	Low
First Quarter	$18.75	$13.05
Second Quarter	20.55	14.15
Third Quarter	17.85	13.90
Fourth Quarter	17.38	7.82
Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$13.81	$8.72
Second Quarter	16.45	12.58
Third Quarter	18.22	10.33
Fourth Quarter	11.38	8.45
Current Fiscal Year	High	Low
First Quarter	$10.79	$3.41
Second Quarter (through May 11, 2020)	12.18	4.42
On May 1, 2020, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on NASDAQ was $4.75. On May 11, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ during normal trading hours was $12.16 per Share. The Offer Price represents an approximately 163% premium over the May 1, 2020 closing stock price, and the Cash Amount represents an approximately 142% premium over the May 1, 2020 closing stock price.
Stemline has never paid dividends on its common stock. In Stemline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, Stemline indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, Stemline is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
7.
Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
NASDAQ Listing.   Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published guidelines of The Nasdaq Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on NASDAQ if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, (c) (i) Stemline has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Stemline’s listed securities is less than $50 million over a ten consecutive business day period or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Stemline’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Stemline, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Stemline, there were, as of April 30, 2020, approximately 52,472,785 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from NASDAQ, the market for Shares will be adversely affected.
If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Stemline upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Stemline to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Stemline to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Stemline. Furthermore, the ability of “affiliates” of Stemline and persons holding “restricted securities” of Stemline to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.
Certain Information Concerning Stemline.

The following description of Stemline and its business has been taken from Stemline’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 11, 2020, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.
Stemline is a commercial-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing oncology therapeutics. Stemline offers ELZONRIS for the treatment of adult and pediatric patients, two years and older, with blastic plasmacytoid dendritic cell neoplasm.
Stemline is a Delaware corporation incorporated in August 2003. Stemline’s corporate headquarters is located at 750 Lexington Avenue, 11th Floor, New York, New York 10022. Stemline’s telephone number at such corporate headquarters is (646) 502-2311.
Available Information.   Stemline is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Stemline’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Stemline’s securities, any material interests of such persons in transactions with Stemline, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Stemline’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Stemline, who file electronically with the SEC. The address of that site is http://www.sec.gov. Stemline also maintains an Internet website at http://www.stemline.com. The information contained in, accessible from or connected to Stemline’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Stemline’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning Stemline contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Stemline. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Stemline contained in such documents and records or for any failure by Stemline to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.
Certain Information Concerning Menarini, Parent and Purchaser.

General.   Purchaser is a Delaware corporation with its principal offices located at c/o Berlin-Chemie AG, Glienicker Weg 125 D-12489 Berlin, Germany. The telephone number of Purchaser is +49 30 6707-0. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Stemline and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a company formed under the laws of Germany with its principal offices located at Glienicker Weg 125 D-12489 Berlin, Germany. Parent is an indirect, wholly owned subsidiary of Menarini. The telephone number of Parent is +49 30 6707-0. Parent is a pharmaceutical drug manufacturer focused on markets in Germany, Eastern Europe and the CIS region.
Menarini is a privately-held company formed under the laws of Italy with its principal offices located at Via Sette Santi, 3 – 50131 – Firenze (Firenze) Italy. The telephone number of Menarini is +39 055 56801. Menarini is a privately-held international pharmaceutical company.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Menarini, Parent and Purchaser and certain other information are set forth in Schedule A hereto.
During the last five years, none of Menarini, Parent or Purchaser or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as otherwise described in this Offer to Purchase, (i) none of Menarini, Parent, Purchaser, any majority-owned subsidiary of Menarini, Parent or Purchaser or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Menarini, Parent, Purchaser or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
Except as otherwise described in this Offer to Purchase, none of Menarini, Parent, Purchaser or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Stemline, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Menarini, Parent, Purchaser or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Stemline or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Menarini, Parent or any of their subsidiaries or, to the best knowledge of Menarini, Parent and Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and Stemline or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Menarini, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Menarini, Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
10.
Background of the Offer; Contacts with Stemline.

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Stemline.    The following is a description of contacts between representatives of Parent or Purchaser with representatives of Stemline that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Stemline’s activities relating to these contacts, please refer to Stemline’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer and the Merger
The information set forth below regarding Stemline was provided by Stemline, and none of Menarini, Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of Stemline that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Stemline’s activities relating to these contacts, please refer to Stemline’s Schedule 14D-9 that will be filed with the SEC and mailed to all Stemline stockholders with this Offer to Purchase.
The board of directors of Menarini (the “Menarini Board”) as well as Menarini’s executive management regularly evaluates various strategies to improve its competitive position and enhance its value, including opportunities for acquisitions of other companies or their assets. Menarini also meets with potential partners and acquisition targets on a regular basis to understand these companies’ businesses and evaluate the potential opportunities.
On June 5, 2019, following an unsolicited meeting request from Menarini, Peter McDonald, Senior Vice President, Corporate and Business Development at Stemline, and Enrique Poradosu, Senior Vice President, Business and Strategic Development at Stemline, met with Andreas Di Egidio, Business Development and Leadership Manager at Menarini, and Daniela Fattori, Senior Licensing Manager at Menarini, at the BIO International Conference in Philadelphia, at which time the parties expressed interest in a potential regional partnership, in particular due to Menarini’s strong infrastructure in Europe.
On July 16, 2019, Mr. Di Egidio followed up with Dr. Poradosu by email to express Menarini’s strong interest in a potential partnership transaction with respect to ELZONRIS in Europe, Latin America and Asia. Menarini and Stemline exchanged drafts of a confidentiality agreement for the purpose of exploring a potential partnership, but such confidentiality agreement was not entered into at that time.
In September 2019, the Menarini Board appointed Elcin Barker Ergun as Menarini’s Chief Executive Officer and a member of the Menarini Board.
In the Fall of 2019, certain representatives of PJT Partners LP (“PJT Partners”) were introduced to Ms. Barker Ergun, which led to discussions with representatives of PJT Partners in which Menarini expressed interest in commercial-stage oncology companies. Representatives of PJT Partners indicated that they had relationships with several such companies, including Stemline.
On November 12, 2019, Mr. McDonald and Matthew Hoberman, Manager, Corporate Development at Stemline, met with Mr. Di Egidio and Maria Sala, Director, Global Corporate Licensing at Menarini, at the BIO-Europe 2019 meeting in Hamburg, Germany. During this meeting, Mr. McDonald and Mr. Matthew Hoberman provided an update on Stemline’s commercialization efforts with respect to ELZONRIS in the United States, the ongoing clinical trials of ELZONRIS in various indications, and the status of the marketing authorization application for ELZONRIS in Europe and Stemline’s plans for commercialization in Europe. Following the meeting, representatives of Menarini suggested a follow up meeting at the Annual J.P. Morgan Healthcare conference in January 2020 to continue discussions regarding ELZONRIS.
On December 16, 2019, during a call with representatives of PJT Partners, Ms. Barker Ergun expressed Menarini’s interest in exploring a potential transaction with Stemline.
On January 14, 2020, Ms. Barker Ergun met with Ivan Bergstein, M.D., President, Chief Executive Officer and Chairman of Stemline, Kenneth Hoberman, Chief Operating Officer of Stemline, Mr. McDonald and Robert Francomano, Chief Commercial Officer of Stemline, at the Annual J.P. Morgan Healthcare Conference to discuss the business of Stemline as well as the possibility of a partnership between the companies, including a potential acquisition of Stemline.
On February 7, 2020, Stemline and Menarini executed a version of the previously exchanged confidentiality agreement with an effective date of July 19, 2019, which agreement did not contain a standstill provision.
On February 3, 2020, Menarini, acting on behalf of Parent, retained Goldman Sachs International (“Goldman Sachs”) as its financial advisor to advise Menarini on a potential acquisition of Stemline.
On February 13, 2020, Ms. Barker Ergun contacted Dr. Bergstein to inform him that Menarini had engaged Goldman Sachs, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), and LEK

Consulting as advisors to assist in evaluating a potential transaction with Stemline. On February 14, 2020, Ms. Barker Ergun also contacted representatives of PJT Partners to inform them of the same.
On February 25, 2020, representatives of Goldman Sachs reached out to representatives of PJT Partners to discuss the potential submission by Menarini of a non-binding indication of interest to acquire Stemline and to request that Stemline provide Menarini with certain due diligence information regarding the business of Stemline and a management presentation to allow Menarini to be in a position to submit such an indication of interest.
On February 28, 2020, representatives of Goldman Sachs delivered initial due diligence requests on behalf of Menarini to representatives of PJT Partners.
On March 3, 2020, representatives of Goldman Sachs contacted representatives of PJT Partners to express Menarini’s continued interest in pursuing an acquisition of Stemline, Menarini’s thoughts regarding process and timing for such a transaction and an explanation of Menarini’s diligence requests. At the direction of Stemline, representatives of PJT Partners indicated that Menarini could review publicly available information with respect to Stemline and that only limited non-public information would be made available until such time as Menarini provided a proposal that the board of directors of Stemline (the “Stemline Board”) found compelling enough to warrant providing additional information.
On March 11, 2020, Stemline provided Menarini and its representatives with access to a virtual data room containing information regarding the business of Stemline.
On March 18, 2020, representatives of Stemline hosted a virtual management presentation for representatives of Menarini (the “March 18 Management Presentation”). The management presentation was attended by Dr. Bergstein, Kenneth Hoberman, Chief Operating Officer of Stemline, and other representatives of Stemline as well as Ms. Barker Ergun and other representatives of Menarini. Representatives of Goldman Sachs, PJT Partners and BofA Securities, Inc. (an additional financial advisor to Stemline and together with PJT Partners, the “Stemline Financial Advisors”) also attended.
On March 27, 2020, representatives of Stemline hosted a second virtual management presentation for representatives of Menarini to discuss follow-ups from the March 18 Management Presentation. This management presentation was attended by Dr. Bergstein, Mr. Hoberman and other representatives of Stemline as well as Ms. Barker Ergun and other representatives of Menarini. Representatives of Goldman Sachs and the Stemline Financial Advisors also attended.
On March 30, 2020, Ms. Barker Ergun contacted Dr. Bergstein by telephone to reiterate Menarini’s interest in Stemline and to let him know that Menarini would be submitting an indication of interest.
Later on March 30, 2020, representatives of Goldman Sachs delivered to representatives of the Stemline Financial Advisors a non-binding indication of interest from Menarini to acquire all of the outstanding Shares of Stemline through one of Menarini’s subsidiaries at a price of $10.00 per Share in cash (the “March 30 Proposal”), subject to the completion of confirmatory due diligence and the negotiation and execution of definitive agreements. Menarini requested a 30-day exclusivity period to conduct its diligence.
On April 4, 2020, representatives of the Stemline Financial Advisors contacted representatives of Goldman Sachs at the direction of the Stemline Board and informed them that the Stemline Board had determined that the March 30 Proposal was not sufficient and that Menarini would need to improve its proposal in order for Stemline to be willing to engage with Menarini on a potential transaction.
On April 6, 2020, representatives of Goldman Sachs contacted representatives of the Stemline Financial Advisors to inform them that Menarini intended to submit a revised offer.
On April 7, 2020, representatives of Goldman Sachs delivered to representatives of the Stemline Financial Advisors a revised non-binding indication of interest from Menarini to acquire all of the outstanding Shares of Stemline through one of Menarini’s subsidiaries for $11.00 per Share in cash and a contingent value right under which an additional $0.50 per Share would be paid upon the achievement of Stemline’s first commercial sale of ELZONRIS in Europe on or prior to December 31, 2021 (the “April 7 Proposal”). The April 7 Proposal was accompanied by a proposed exclusivity agreement to be entered between Menarini and Stemline.

On April 9, 2020, representatives of Goldman Sachs spoke with representatives of the Stemline Financial Advisors regarding the April 7 Proposal. Representatives of the Stemline Financial Advisors indicated, at the direction of the Stemline Board, that the Stemline Board had determined that the April 7 Proposal was not a sufficient basis to grant exclusivity and that Stemline would not be willing to consider proceeding with a transaction with Menarini unless Menarini offered at least $12.50 per Share in cash plus a contingent value right under which an additional $1.00 per Share would be paid upon the achievement of Stemline’s first commercial sale of ELZONRIS in Europe on or prior to December 31, 2021. Representatives of the Stemline Financial Advisors indicated, as directed by the Stemline Board, that Stemline might be willing to execute an exclusivity agreement if Menarini submitted a revised indication of interest reflecting these terms.
On April 10, 2020, representatives of Goldman Sachs orally communicated to the Stemline Financial Advisors a revised non-binding indication of interest from Menarini to acquire all of the outstanding Shares of Stemline for $11.50 per Share in cash plus a contingent value right under which an additional $1.00 per Share would be paid upon the achievement of Stemline’s first commercial sale of ELZONRIS in any one of the United Kingdom, France, Spain, Germany, or Italy after approval by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, that grants the right to sell, market and promote ELZONRIS in the European Union, on or prior to December 31, 2021 (the “April 10 Proposal”) and reiterated Menarini’s request for a 30-day exclusivity period.
On April 11, 2020, representatives of the Stemline Financial Advisors communicated to representatives of Goldman Sachs, at the direction of and on the behalf of Stemline, that the Stemline Board was interested in moving forward with the April 10 Proposal and requested the April 10 Proposal be formalized in writing. At the direction of the Stemline Board, representatives of the Stemline Financial Advisors further conveyed that the Stemline Board was open to entering into an exclusivity agreement with a more limited exclusivity period than the period that Menarini had previously proposed, noting to representatives of Goldman Sachs, as directed by Stemline, that at that time Stemline remained engaged in ongoing discussions with other potential counterparties. Representatives of the Stemline Financial Advisors, as directed by Stemline, further emphasized to representatives of Goldman Sachs the importance to the Stemline Board of confidentiality and efficiency in negotiating a transaction.
On April 12, 2020, representatives of Goldman Sachs delivered to representatives of the Stemline Financial Advisors the April 10 Proposal in writing, including a proposed exclusivity agreement.
On April 13, 2020, at the direction of the Stemline Board, representatives of the Stemline Financial Advisors communicated to representatives of Goldman Sachs that the Stemline Board was prepared to execute an exclusivity agreement and proceed with due diligence and negotiations of a potential transaction on the basis of the April 10 Proposal. Later that day, Stemline and Menarini executed an exclusivity agreement under which Menarini was granted exclusivity until May 4, 2020, subject to extension until May 6, 2020 under certain circumstances.
On April 14, 2020, representatives of Goldman Sachs provided to representatives of the Stemline Financial Advisors: (i) a detailed diligence request list, including questions with respect to manufacturing, legal, finance, intellectual property, regulatory and compliance, tax, and human resources, among other matters and (ii) a calendar of proposed diligence calls leading up to the targeted signing of a definitive agreement on May 3, 2020.
During the period beginning April 17, 2020 through April 24, 2020, representatives of Stemline and Menarini and their outside advisors conducted multiple due diligence calls.
On April 19, 2020, Fried Frank provided Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Stemline, with an initial draft of the Merger Agreement under which Parent, a subsidiary of Menarini, would acquire Stemline. The initial draft provided for a termination fee in the event that Stemline terminated the Merger Agreement to accept a Superior Offer (as defined in the Merger Agreement) of 4.5% of the equity value of Stemline.
During the period from April 19 through May 1, 2020, Fried Frank and Skadden discussed and exchanged drafts of the Merger Agreement, the form of CVR Agreement, the Support Agreements and the Disclosure Schedule. Among other items, the parties discussed the amount of the termination fee payable in the event that Stemline terminated the Merger Agreement to accept a Superior Offer (as defined in the Merger Agreement) and the other circumstances in which such fee would be payable, whether there would be expense reimbursement for Parent and the circumstances in which expense reimbursement would be payable, the requirement for Parent to use diligent efforts for the milestone under the CVR to be satisfied and the definition of such milestone. During those discussions, representatives of Skadden rejected Menarini’s request for a termination fee of 4.5% of the equity value of Stemline.
On April 24, 2020, on behalf of Stemline, representatives of Skadden shared with representatives of Fried Frank a schedule of proposed retention bonuses for key employees, payable over the course of 12 months following Closing.
On April 26, 2020, Mr. Kenneth Hoberman and representatives of Skadden had a telephone call with Ennio Troiano, HR Director at Menarini and representatives of Fried Frank to discuss the determination of participants and amounts for the proposed retention plan. Representatives of Menarini expressed interest in expanding the list of participants in the retention plan and altering the payment schedule such that larger amounts would be paid out later.
On April 30, 2020, Ms. Barker Ergun and Dr. Bergstein had a telephone call in which they discussed a potential retention plan for employees of Stemline. Also on April 30, 2020, on behalf of Stemline, representatives of Skadden shared with representatives of Fried Frank a revised draft schedule of proposed retention bonuses, including a broader list of participants and adjustments to the payment schedule, as discussed between representatives of Stemline and Menarini.
From April 30 and continuing through May 1, 2020, representatives of Fried Frank and Skadden resolved the material open terms on the Merger Agreement, the form of CVR Agreement, the Support Agreements and the Disclosure Schedule, other than the amount of the termination fee. On May 1, 2020, representatives of Skadden proposed a termination fee of 3.0% of the equity value of Stemline. Representatives of Fried Frank indicated that Menarini would be prepared to reduce its request for a termination fee equal to 4.5% of the equity value of Stemline, but would not agree to a termination fee less than 3.75% of the equity value of Stemline (taking into account the amount payable under the CVR). Subsequently, representatives of Skadden indicated that Stemline would be prepared to agree to a termination fee at that level.
On May 1, 2020, Dr. Bergstein, Mr. Kenneth Hoberman and representatives of Skadden had a telephone call with Mr. Troiano at Menarini and representatives of Fried Frank to further discuss the proposed retention plan. During this discussion, representatives of Menarini proposed an additional payment for members of the Stemline sales team who participate in the program and meet 2020 sales goals.
On May 2, 2020, representatives of Fried Frank informed representatives of Skadden that Menarini had agreed to the proposed retention plan as discussed on May 1, 2020.
On May 3, 2020, Stemline, Parent and Purchaser executed and delivered the Merger Agreement.
Before the opening of trading on Nasdaq on May 4, 2020, Stemline and Menarini issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all the outstanding common stock of Stemline for the Offer Price, and Stemline filed a current report on Form 8-K.
On May 12, 2020, Purchaser commenced the Offer and Menarini, Parent and Purchaser filed the Schedule TO.
11.
Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Stemline.
Purpose of the Offer.   The purpose of the Offer and the Merger is for Menarini, Parent and their affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Stemline. Pursuant to the Merger, Parent will acquire all of the stock of Stemline not purchased pursuant to the Offer or otherwise.

Stockholders of Stemline who sell their Shares in the Offer will cease to have any equity interest in Stemline or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote.   If the Offer is consummated, we do not anticipate seeking the approval of Stemline’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of Stemline in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Stemline.   At the Effective Time, the certificate of incorporation of Stemline will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Stemline as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement — Board of Directors and Officers” below.
As soon as practicable after the consummation of the Merger, Parent will integrate the business, operations and assets of Stemline with Parent’s existing business. The common stock of Stemline will be delisted and will no longer be quoted on NASDAQ.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Stemline, the disposition of securities of Stemline, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Stemline or the sale or transfer of a material amount of assets of Stemline.
Summary of the Merger Agreement and Certain Other Agreements.
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Menarini, Parent, Purchaser or Stemline. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Stemline to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer no later than May 15, 2020. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three (3) business days), pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on June 9, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Cash Amount and/or the Milestone Payment, (ii) add additional milestone payments and additional milestones solely with respect to additional milestone payments to the CVRs and the CVR Agreement, (iii) waive any Offer Condition (to the extent permitted under applicable legal requirements) and (iv) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Stemline’s prior written approval is required for Parent or Purchaser to:
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decrease the Cash Amount or the amount of the Milestone Payment;

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change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the Cash Amount or the Milestone Payment or add additional milestone payments or additional milestones solely with respect to additional milestone payments to the CVRs and the CVR Agreement);

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions or requirements on the Offer in addition to the Offer Conditions;

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amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

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amend or modify any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

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terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement;

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provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; or

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amend or modify the terms of the CVR or the CVR Agreement other than to increase the amount of the Milestone Payment or to add additional milestone payments or additional milestones solely with respect to additional milestone payments.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser may, or is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

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if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of Stemline or any other person), extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied;

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if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of Stemline, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by Stemline of up to ten (10) business days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; and

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Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for (i) the minimum period required by any legal requirement, any interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer and (ii) periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to and necessary for the consummation of the Offer under the HSR Act shall have expired or been terminated.

However, in no event shall Parent or Purchaser (i) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as August 3, 2020, or as late as January 30, 2021 in the event the End Date has been extended as provided in the Merger Agreement) (such earlier occurrence, the “Extension Deadline”), (ii) be permitted to extend the Offer beyond the Extension Deadline without Stemline’s prior written consent, or (iii) be required to extend the Offer beyond the then-existing Expiration Date for more than three (3) consecutive additional periods not to exceed an aggregate of thirty (30) business days, if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived other than the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer.
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Stemline, the separate existence of Purchaser will cease, and Stemline will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Stemline have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote of Stemline’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
As of the Effective Time, the certificate of incorporation of Stemline will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.
The obligations of Stemline, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:
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there has not been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Stemline has material business operations, and remaining in effect any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining, or otherwise preventing the consummation of the Merger, and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body in any jurisdiction in which Parent or Stemline has material business operations, which prohibits or makes illegal the consummation of the Merger; and
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Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Board of Directors and Officers.   As of the Effective Time, (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Stemline as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each director of Stemline immediately prior to the Effective Time will execute and deliver a letter effectuating his or her resignation as a member of the Stemline Board to be effective as of the Effective Time.
Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than Shares held by Stemline (or held in the treasury of Stemline) or Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, which will be canceled and retired and cease to exist without consideration or payment; Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares; and any Restricted Shares) will be converted at the Effective Time into the right to receive $11.50 per Share, net to the seller in cash, plus one CVR per Share in each case, without interest, and subject to any withholding of taxes (collectively, the “Merger Consideration”).
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Promptly after (and in any event no later than the third (3rd) business day after) the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with Computershare Trust Company, N.A. (the “Paying Agent”), cash sufficient to make the payment of the aggregate Offer Price. On or prior to the closing date, Parent will deposit, or will cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in the Merger.
Treatment of Equity Awards.   Pursuant to the Merger Agreement, each option to purchase Shares (each, a “Stemline Option”), that is outstanding and unexercised, whether or not vested, and that has a per-Share exercise price that is less than the Cash Amount (each, an “In-The-Money Stemline Option”) immediately prior to the Effective Time will be canceled and converted into the right to receive both (i) a cash payment equal to the excess, if any, of (1) (x) the Cash Amount over (y) the per-share exercise price of such In-The-Money Stemline Option, multiplied by (2) the total number of Shares subject to such In-The-Money Stemline Option immediately prior to the Effective Time and (ii) a number of CVRs equal to the total number of Shares subject to such In-The-Money Stemline Option immediately prior to the Effective Time.
At the Effective Time, each Stemline Option that is outstanding and unexercised, whether or not vested, and which has a per-Share exercise price that is equal to or greater than the Cash Amount (each an “Out-Of-The-Money Stemline Option”) will be cancelled and the holder thereof shall be entitled to receive one CVR for each Share subject to such Out-Of-The-Money Stemline Option; except that if any Out-Of-The-Money Stemline Option has an exercise price per Share equal to or greater than $12.50, such Out-Of-The-Money Stemline Option will be cancelled at the Effective Time without any consideration payable therefor. For each CVR received for an Out-Of-the-Money Stemline Option, the holder will be eligible to receive upon achievement of the Milestone on or before December 31, 2021, the amount of cash equal to the excess of $12.50 over the per-Share exercise price of such stock option.
At the Effective Time, each then outstanding restricted stock unit with respect to Shares granted by Stemline pursuant to its equity plans (each, a “Stemline RSU”), whether or not vested, will be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the product of (A) the Cash Amount and (B) the total number of Shares subject to such Stemline RSU and (ii) one CVR for each Share subject to such Stemline RSU (in each case without regard to vesting).
At the Effective Time, each then outstanding restricted Share granted by Stemline pursuant to its equity plans (each, a “Restricted Share”), whether or not vested, will be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the Cash Amount and (ii) one CVR for each Restricted Share (in each case without regard to vesting).
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Menarini, Parent, Purchaser or Stemline, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Stemline to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Stemline has made representations and warranties to Parent and Purchaser with respect to, among other things:
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corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

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capitalization;

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authority relative to the Merger Agreement;

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SEC filings and financial statements;

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disclosure controls and internal controls over financial reporting;

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absence of certain changes since Stemline’s financial statements for the period ending December 31, 2019;

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absence of a Material Adverse Effect (as defined below) from December 31, 2019 through the date of the Merger Agreement;

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title to assets;

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real property;

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intellectual property;

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material contracts;

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absence of undisclosed liabilities;

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compliance with legal requirements;

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regulatory matters;

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compliance with anti-corruption and anti-bribery laws;

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permits and licenses;

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tax matters;

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employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

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environmental matters;

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insurance;

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absence of litigation;

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state takeover statutes;

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required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

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opinions of its financial advisors;

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brokers’ fees and expenses; and

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affiliate transactions.

Some of the representations and warranties in the Merger Agreement made by Stemline are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Stemline to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of Stemline and its subsidiaries, taken as a whole. The definition of “Material Adverse Effect” excludes the following from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be a Material Adverse Effect for the purposes of clause (b) above:
(i)
any change in the market price or trading volume of Stemline’s stock or change in Stemline’s credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excepted);

(ii)
any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of (i) the execution and delivery of the Merger Agreement and (ii) all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (subject to specified exceptions);

(iii)
any event, occurrence, circumstance, change or effect generally affecting the industries in which Stemline and each of its subsidiaries (collectively, the “Acquired Companies”) operate or in the economy generally or other general business, financial or market conditions (except to the extent that Stemline is materially disproportionately adversely affected thereby as compared with other participants in the industries in which Stemline operates);

(iv)
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates (except to the extent that Stemline is materially disproportionately adversely affected thereby as compared with other participants in the industries in which Stemline operates);

(v)
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, epidemic or any other similar event (including the COVID-19 pandemic) (except to the extent that Stemline is materially disproportionately adversely affected thereby as compared with other participants in the industries in which Stemline operates);

(vi)
the failure of Acquired Companies to meet internal or analysts’ expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excepted);

(vii)
any adverse effect arising directly from or otherwise directly relating to any action taken by Stemline at the written direction of Parent or any action omitted to be taken under the interim operating covenants set forth in the Merger Agreement where Stemline has requested Parent’s consent and Parent has unreasonably withheld, conditioned or delayed such consent;

(viii)
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in or action taken required to comply with any change in any legal requirement or United States generally accepted accounting principles (except to the extent that Stemline is materially disproportionately adversely affected thereby as compared with other participants in the industries in which Stemline operates); or

(ix)
any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments occurring after the date of the Merger Agreement relating to any product candidate or with respect to any product of any competitor of Stemline (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to Stemline with respect to:
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corporate matters, such as due organization, good standing (with respect to jurisdictions that recognize such concept), power and authority;

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the formation and activities of Purchaser;

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authority relative to the Merger Agreement and the CVR Agreement;

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required consents and approvals, and no violations of laws, governance documents or agreements;

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accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

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absence of litigation;

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sufficiency of funds to consummate the Offer and the Merger;

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ownership of securities of Stemline;

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independent investigation regarding Stemline; and

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broker’s fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or the ability to consummate the transactions contemplated by the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Access to Information.   From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Stemline will, and will cause the other Acquired Companies and the Acquired Companies’ Representatives to provide Parent and Parent’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, “Representatives”) reasonable access (including by electronic means) during Stemline’s normal business hours to the Acquired Companies’ Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to the Acquired Companies, as Parent may reasonably request, and to promptly provide all reasonably requested information regarding the business of Stemline and its subsidiaries, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.
Notice of Certain Events.   Stemline and Parent have agreed to promptly notify the other of (i) any notice or communication received by such party from any governmental body in connection with the Transactions or from any person alleging that the consent of such person may be required in connection with the Transactions; (ii) any legal proceeding commenced or, to any party’s knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions, or affecting the business of such party or any of its subsidiaries; or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

Conduct of Business Pending the Merger.   Stemline has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement, as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Stemline’s confidential disclosure schedules, it will and will cause each of the Acquired Companies to (i) conduct its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact its material assets, properties, intellectual property rights, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with the Acquired Companies. In addition, Stemline will not and will cause the other Acquired Companies not to, among other things and subject to specified exceptions (including specified ordinary course exceptions):
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establish a record date for, declare, accrue, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

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repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

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split, combine, subdivide or reclassify any Shares or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Stemline may issue Shares as required to be issued upon the exercise of Stemline Options or upon the vesting of Stemline RSUs outstanding as of the date of the Merger Agreement in accordance with their present terms or pursuant to the terms of the ESPP (as defined below) in accordance with its present terms);

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establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would have been an employee plan if it were in existence as of the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement;

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amend or waive any of Stemline’s material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any employee plan;

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grant any current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant, or director of Stemline any increase in compensation, bonuses, severance, retention or other payments or other benefits, except non-material increases in salary, wages or benefits to non-executive employees in the ordinary course of business consistent with past practice provided such increase would not materially increase the amount of severance, retention or other similar payment that such employee may become entitled to receive;

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enter into at-will employment agreements with new employees, except that Stemline may enter into such agreements with new employees below the level of Vice President in the ordinary course of business, provided that such employment agreements do not provide for total annual compensation in excess of $125,000 and are terminable without penalty on less than 90 days’ advance notice;

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enter into new consulting agreements, except that Stemline may enter into such agreements in the ordinary course of business consistent with past practice, provided that such consulting agreements do not provide for total annual compensation in excess of $125,000 and are terminable without penalty on less than 90 days’ advance notice;

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other than offers of employment or engagement made by Stemline as of the date of the Merger Agreement that were made available to Parent, hire any employee or retain any consultant or promote any employee (other than in accordance with the two preceding bullets above) or terminate any employee at the level of Vice President or above, other than for cause;

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commence, alone or with any third party, any clinical trial in respect of ELZONRIS or any product candidate;

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terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material governmental authorization;

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qualify any new site for manufacturing of ELZONRIS or any product candidate;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, development, partnership or similar arrangement;

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make or authorize any capital expenditure, except that Stemline may make or authorize any capital expenditures incurred in the ordinary course of business consistent with past practice that do not exceed $100,000 individually or $250,000 in the aggregate;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), encumber or subject to any material Encumbrance (other than Permitted Encumbrances that are not intellectual property licenses), transfer or assign any material right or other material asset or property, except for (i) with respect to intellectual property rights, non-exclusive immaterial licenses or other non-exclusive grants of rights to use such intellectual property rights as necessary in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use) of the applicable Intellectual Property Right, (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of business of Stemline consistent with past practice in amounts not exceeding $200,000 individually or in the aggregate and (iii) capital expenditures permitted under the foregoing bullet;

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lend money or make capital contributions or advances to, or make investments in, any person;

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incur or guarantee any indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Stemline’s policies related thereto);

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other than in the ordinary course of business consistent with practices, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any material contract, or enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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except as required by applicable legal requirements, (i) make any material change to any accounting method, principle or practice or accounting period used for tax purposes; (ii) make, change or revoke any material tax election; (iii) file a material amended tax return; (iv) enter into a “closing agreement” within the meaning of Section 7121 of the tax code (or similar provision of state, local or non-U.S. tax law) with any governmental body regarding any material tax liability or assessment; (v) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (vi) settle or compromise any material legal proceeding relating to taxes or surrender a right to a material tax refund; (vii) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to customary extensions of the due date for filing a tax return); or (viii) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business);

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $200,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of Stemline) or results in no monetary or other material non-monetary obligation of the Acquired Companies (excluding customary confidentiality requirements and other similar administrative requirements) subject to certain specified exceptions;

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commence any material legal proceeding, other than in the ordinary course of business consistent with past practice;

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enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

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adopt or implement any stockholder rights plan (or similar plans or arrangements);

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any material intellectual property rights owned, or licensed and controlled, by the Acquired Companies or (ii) disclose to any third party, other than Representatives of Parent or under a confidentiality agreement, any trade secrets or know-how included in the intellectual property owned by or licensed to the Acquired Companies, in each case other than in the ordinary course and consistent with past practice;

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make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable legal requirement; or

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authorize, agree or commit to take any of the foregoing actions.

Filings, Consents and Approvals.   Each of Stemline, Parent and Purchaser has agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate every impediment under any antitrust laws that may be asserted by any governmental body, so as to enable the closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act. Each of Stemline, Parent and Purchaser has also agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in the Merger Agreement, Parent and its affiliates will not be required to, and, without the prior written consent of Parent, Stemline, or the Acquired Companies will not sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses or agree to any restriction on the conduct of such businesses which would materially and adversely affect the business of Parent and its subsidiaries, taken as a whole or would require the sale, license, divestiture, disposal or holding separate of or any other structural, behavioral or conduct remedy involving ELZONRIS or the product candidates. The foregoing actions will not require Parent, Stemline, or the Acquired Companies to take or agree to take any action unless the effectiveness of such action is conditioned on the closing. Further, in no event will Parent, Purchaser, Stemline or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.
Each of Stemline, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable (but no later than ten (10) business days after the date of the Merger Agreement, unless otherwise agreed to by the parties), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and as promptly as reasonably practical preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.
In addition Stemline, Parent and Purchaser have also agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (except that documents, including “4(c) and 4(d) documents” as that term is used under the HSR Act, that contain valuation information or information not related in any way to the Transactions can be redacted), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit outside counsel for the other parties to be present at each meeting or conference, including by telephone, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding.
During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Stemline has agreed, to the extent permissible under applicable legal requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect Stemline, any of its plans with respect to ELZONRIS or other product candidates or its ability to interact with any governmental body consistent with companies at a similar stage of development in the pharmaceutical industry (in each case as determined in good faith by Stemline), to (a) offer Parent the opportunity to consult with Stemline prior to any proposed material meeting or other material communication with the FDA, the European Medicines Agency (the “EMA”), the Centers for Medicare and Medicaid Services (“CMS”) or any other specified governmental body relating to ELZONRIS or any product candidate or material governmental authorization, (b) promptly inform Parent of, and give Parent a reasonable opportunity to review in advance, any material filing, and any material communication proposed to be submitted or given to the FDA, EMA, CMS or other specified governmental body by or on behalf of Stemline, in each case relating to ELZONRIS or any product candidate or material governmental authorization (provided that in clause (a) and (b), in no event will Stemline be required to delay any of its actions or such filings, correspondence and communication, respectively), (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or other specified governmental body or relating to ELZONRIS or any product candidate or governmental authorization, and (d) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two (2) business days to the extent practicable) to comment prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or material (including promotional and marketing activities and materials) relating to ELZONRIS or any product candidate. Stemline has agreed to promptly notify Parent of any significant data relating to ELZONRIS or any product candidate, including information related to any significant adverse events with respect to ELZONRIS or any product candidate, in each case which it discovers after the date of the Merger Agreement.
The parties have agreed not to enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the Merger

Agreement or (iii) obtain all authorizations, consents, orders and approvals of governmental bodies necessary for the consummation of the transactions contemplated by the Merger Agreement.
Employee Matters.   Parent has agreed that, for a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, it will provide to employees of Stemline who remain actively employed by Stemline or an affiliate during such period (the “Continuing Employees”) (i) base salary or wage rate and annual cash bonus opportunities (excluding equity-based compensation opportunities) that are, in each case, no less than those provided by Stemline immediately prior to the Offer Acceptance Time, (ii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Stemline immediately prior to the Offer Acceptance Time and (iii) severance benefits no less favorable than those provided by Stemline immediately prior to the Offer Acceptance Time.
For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, Parent has also agreed that all Continuing Employees will be eligible to continue to participate in Stemline’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate in Stemline’s health and welfare benefit plans immediately prior to the Effective Time). Parent will also provide each Continuing Employee with service credit for all purposes under Parent’s employee benefit plan for service prior to the Effective Time with Stemline to the same extent that such service was recognized under a corresponding Stemline employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, Parent will, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time, (a) waive any eligibility requirements, preexisting condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of Stemline and (b) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by Stemline.
To the extent requested in writing by Parent at least ten (10) days prior to the Offer Acceptance Time, Stemline will take all actions that may be necessary to terminate participation in its 401(k) plan at least one day prior to the Effective Time. If Stemline so terminates its participation, (i) prior to the Effective Time and thereafter, Stemline and Parent will take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” in an amount equal to the full account balance distributed or distributable to each such employee from the 401(k) plan in which Stemline participates to Parent’s 401(k) plan and (ii) each Continuing Employee will become a participant in Parent’s 401(k) plan on the closing date (giving effect to the service-crediting provisions described above), such that no Continuing Employee will experience a gap in the ability to participate in a tax-qualified defined contribution plan.
ESPP.   As soon as reasonably practicable after the date of the Merger Agreement, Stemline will take all necessary actions under its Employee Stock Purchase Plan (the “ESPP”) to provide that (a) the “Offering Period” (as defined in the ESPP) in effect as of the date of the Merger Agreement will be the final Offering Period (such period, the “Final Offering Period”), (b) the “Purchase Period” (as defined in the ESPP) in effect as of the date of the Merger Agreement shall be the final Purchase Period (such period, the “Final Purchase Period”) and no further Purchase Period shall commence pursuant to the ESPP after the date of the Merger Agreement and (c) no individual participating in the Final Purchase Period will be permitted to increase his or her payroll contribution rate elected pursuant to the ESPP when the Final Purchase Period commenced or make separate non-payroll contributions to the ESPP following the date of the Merger Agreement, except pursuant to applicable law. Prior to the Offer Acceptance Time, Stemline will take all action that may be necessary to, effective upon the Offer Acceptance Time, (i) cause the Final Offering Period and Final Purchase Period to be terminated at least five (5) business days prior to when the Offer Acceptance Time occurs, if the Final Offering Period and Final Purchase Period have not otherwise terminated pursuant to the ESPP prior to such date (and the early termination date of the Final Purchase Period shall be the “New Purchase Date” (as defined in the ESPP) for purposes of each then-outstanding Option (as defined in the ESPP)), (ii) make any prorating adjustments that may be necessary to reflect a truncated Final Offering Period and Final Purchase Period, but otherwise treat the Final Offering Period and Final Purchase Period as a fully effective and completed Offering Period and Purchase Period, respectively, under the ESPP, and (iii) cause the exercise of each outstanding Option as of the New Purchase Date. On such exercise date, Stemline will apply the funds credited pursuant to the ESPP within each participant’s payroll withholding account to the purchase of Shares in accordance with the terms of the ESPP and each Share will be an outstanding Share and entitled to the Merger Consideration. Stemline will adopt such resolutions as are necessary to terminate the ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Offer Acceptance Time, and shall notify each participant in the ESPP of the New Purchase Date in accordance with the terms of the ESPP.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of each of the Acquired Companies, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six (6) years from and after the Effective Time (the “Indemnity Period”). Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents, indemnification agreements or other similar agreements of such Acquired Company with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause the Acquired Companies to perform their obligations thereunder.
In addition, Parent has agreed that during the Indemnity Period Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director or officer of another person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Acquired Companies as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or the Acquired Companies’ organizational documents or any indemnification or other similar agreements, as applicable, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.
For the Indemnity Period, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies or provide substitute policies for the Acquired Companies (and their current and former directors and officers who are currently covered by Acquired Companies’ existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or prior to the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance); provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Acquired Companies for such insurance (the “Maximum Amount”). In lieu of the foregoing, prior to the closing date, the Acquired Companies may purchase a “tail” directors’ and officers’ liability insurance policy for the

Acquired Companies (and their current and former directors and officers who are currently covered by the Acquired Companies’ existing policies) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy will not exceed the Maximum Amount.
Reasonable Best Efforts.   Each of Stemline and Parent has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, without limiting the foregoing, each party has agreed to use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions to the extent requested in writing by Parent, provided that obtaining any such consent or approval will not, in and of itself, be a condition to the Offer or the Merger, and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party. Neither Parent, Stemline nor any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.
Security Holder Litigation.   In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of any Stemline securities (whether directly or on behalf of Stemline or otherwise) against Stemline and/or its directors or officers, Stemline is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. Stemline has agreed to give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by Stemline in connection with such litigation (and Stemline will give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld), provided that in no event will Parent be required to consent to any settlement that does not provide for unconditional release of Parent, its affiliates, representatives and other persons entitled to indemnification by Parent or Stemline from any liability in connection with the litigation. Stemline will otherwise control the defense and/or settlement described above and the disclosure of information in connection with such defense or settlement will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.
Takeover Laws.   If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, Parent and Stemline have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters.   Stemline and the Stemline Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Stemline RSUs and Stemline Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stock Exchange Delisting and Deregistration.   Prior to the closing date, Stemline has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by Stemline of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
No Solicitation.   Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, Stemline has agreed not to, and to cause its subsidiaries and its and their directors and officers not to, and to direct and use its reasonable best efforts to cause its and its subsidiaries’ other Representatives not to, directly or indirectly:
(i)
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal (as defined below) or any Product Transaction Proposal (as defined below);

(ii)
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or any Product Transaction Proposal;

(iii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, any Acquisition Proposal or any Product Transaction Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any Product Transaction Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);

(iv)
approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any Acquisition Proposal or any Product Transaction Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any Product Transaction Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

(v)
take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or Stemline’s organizational and other governing documents;

(vi)
waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

(vii)
resolve or agree to do any of the foregoing.

Stemline agreed to, as promptly as reasonably practicable (and in any event within two (2) business days) following the date of the Merger Agreement, discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information or documents previously furnished to any person (other than Parent, its affiliates and their respective Representatives) that has made or has indicated an intention to make any Acquisition Proposal or any Product Transaction Proposal and all material incorporating such information created by any such person.
Notwithstanding the above limitations, if any Acquired Company or any of their Representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Stemline Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable legal requirements, Stemline and its Representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below) (a copy of which shall be furnished to Parent promptly after the execution thereof), information (including non-public information) with respect to the Acquired Companies to the person or groups of persons who have made such Acquisition Proposal (provided that Stemline will as promptly as practicable (and in any event within twenty-four (24) hours) provide any such information to Parent to the extent access to such information was not previously provided to Parent or its Representatives); and
(y)
engage or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

In the case of each of clauses (x) and (y) above, at or prior to the first time Stemline furnishes such information or participates in any such discussions or negotiations, Stemline must provide written notice to Parent of the required determination in good faith of the Stemline Board as described above and the identity of such person. Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is executed, delivered and effective after the execution and delivery of the Merger Agreement that (i) contains customary provisions to protect the Acquired Companies’ proprietary information (including customary clean team arrangements) that are not less favorable in the aggregate to Stemline than those contained in the Mutual Confidential Disclosure Agreement, effective July 19, 2019, between Stemline and Menarini (the “Confidentiality Agreement”), provided that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, but shall prohibit the making of any Product Transaction Proposal that is not an Acquisition Proposal, and (ii) does not prohibit Stemline from providing any of the information described above to Parent.
Stemline is required to notify Parent promptly (but in any event within twenty-four (24) hours) of the receipt by any Acquired Company or any of their Representatives of any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Stemline is further required to (i) provide Parent a copy of any written inquiry or Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person or persons making such inquiry, proposal or offer, and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations, and provide Parent any material correspondence received or made by any Acquired Company or any of their Representatives regarding any Acquisition Proposal on a prompt basis (and in any event within twenty-four (24) hours of such material development, discussion, negotiation, delivery or receipt by Stemline).
“Acquisition Proposal” means any proposal or offer from any person or group, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets; (ii) issuance or acquisition of 20% or more of Stemline’s outstanding Shares; (iii) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of Stemline’s outstanding Shares; or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Stemline that if consummated would result in any person or group beneficially owning 20% or more of Stemline’s outstanding Shares (in the case of each of foregoing paragraphs (i) through (iv), other than the Transactions).
“Product Transaction Proposal” means any proposal or offer from any person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, an acquisition of, or any licensing or sublicensing arrangement with respect to, or any research, development, collaboration, promotion or similar arrangement with respect to ELZONRIS or any product candidate (or the intellectual property rights relating thereto), in each case, that would be material to the Acquired Companies.
“Superior Offer” means a bona fide written Acquisition Proposal (except that references to “20%” in the definition of Acquisition Proposal above will be deemed to be “50%”), not solicited in violation of the Merger Agreement, that the Stemline Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Stemline Board deems relevant, and if consummated, would result in a transaction more favorable to Stemline’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Parent or any other proposal of Parent so that such Acquisition Proposal would cease to constitute a Superior Offer).
“Significant Product Transaction Proposal” means any Product Transaction Proposal involving an exclusive license for a majority (by value) of the rights of Stemline with respect to ELZONRIS.
Nothing in the Merger Agreement will prohibit Stemline from disclosing to Stemline’s stockholders any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from taking any action necessary to comply with applicable legal requirements, provided that the Stemline Board will not effect a Stemline Adverse Change Recommendation (as defined below) except as set forth below.
Stemline has agreed that in the event any Representative of Stemline or any of its subsidiaries acting on behalf of Stemline or any its subsidiaries takes any action that, if taken by Stemline, would constitute a breach of the provisions summarized under this “— No Solicitation” heading, Stemline will be deemed to be in breach of such provisions.
Recommendation Change.   As described above, and subject to the provisions described below, the Stemline Board has determined to recommend that the stockholders of Stemline accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Stemline Board Recommendation.” The Stemline Board also agreed to include the Stemline Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Stemline Board nor any committee thereof may:
(i)
withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Stemline Board Recommendation;

(ii)
adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to take any of the foregoing actions;

(iii)
after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Stemline Board Recommendation within three (3) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that Parent is entitled to make a new request upon receipt of each Determination Notice (as defined below) and Stemline is not required to provide any such affirmation during the four (4) or two (2) business day period, as applicable, following the giving of such Determination Notice);

(iv)
following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Stemline Board Recommendation and recommend that Stemline’s stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time); or

(v)
fail to include the Stemline Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Stemline’s stockholders (any action described in the foregoing paragraphs (i) through (v) is referred to as a “Stemline Adverse Change Recommendation”).

The Merger Agreement further provides that the Stemline Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow Stemline to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition

Proposal, or requiring, or reasonably expected to cause, Stemline to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, the Stemline Board may, subject to compliance with the other provisions summarized under this “— Recommendation Change” heading, make a Stemline Adverse Change Recommendation in response to a Superior Offer or (provided Stemline is not in breach of the non-solicitation provisions and in a manner that led to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:
(i)
the Stemline Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) that the applicable Acquisition Proposal constitutes a Superior Offer;

(ii)
the Stemline Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

(iii)
Stemline has given Parent prior written notice of its intention to consider making a Stemline Adverse Change Recommendation or terminating the Merger Agreement at least four (4) business days prior to making any such Stemline Adverse Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute a Stemline Adverse Change Recommendation or termination) and, if requested in writing by Parent, during such four (4)-business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

(iv)
Stemline (a) has provided to Parent information with respect to such Acquisition Proposal as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Stemline, a written summary of the material terms thereof), (b) has given Parent the four (4)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (c) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Stemline Board has determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Stemline Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable legal requirements.

The foregoing paragraphs (i) through (iv) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days will be deemed to be two (2) business days.
Additionally, at any time prior to the Offer Acceptance Time, the Stemline Board may, subject to compliance with the other provisions summarized under this “— Recommendation Change” heading, effect a Stemline Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:
(i)
the action is made in response to an event, occurrence, fact or change that materially affects the business, assets or operations of Stemline (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Stemline) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Stemline Board as of the date of the Merger Agreement and becomes known to the Stemline Board prior to the Offer Acceptance Time (an “Intervening Event”); provided that (a) changes in Stemline’s stock price, in and of itself, (b) any Acquisition Proposal or Product Transaction Proposal or (c) the fact that, in and of itself, Stemline exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period will not constitute an Intervening Event;

(ii)
the Stemline Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

(iii)
Stemline has given Parent a Determination Notice at least four (4) business days prior to making any such Stemline Adverse Change Recommendation, and, if desired by Parent, during such four (4)-business day period has negotiated, or caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Stemline Adverse Change Recommendation would no longer be necessary; and

(iv)
Stemline (A) has specified in reasonable detail the facts and circumstances that render a Stemline Adverse Change Recommendation necessary, (B) has given Parent the four (4)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Stemline Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Stemline Board has determined, in good faith, that the failure to make the Stemline Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Stemline Board to Stemline’s stockholders under applicable legal requirements.

The foregoing paragraphs (ii) through (iv) also apply to any material change to the facts and circumstances specified by Stemline pursuant to clause (iv)(A) above and require a new Determination Notice, except that the references to four (4) business days will be deemed to be two (2) business days.
Termination.   The Merger Agreement may be terminated prior to the Offer Acceptance as follows:
(i)
by mutual written consent of Parent and Stemline;

(ii)
by either Parent or Stemline, if the Closing has not occurred on or prior to midnight, Eastern Time on August 3, 2020 (the “End Date”); provided, that (x) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of the HSR Act) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date will automatically be extended up to two consecutive times, each time by a period of ninety (90) days and (y) this termination right will not be available to any party whose willful and material breach of covenants in the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

(iii)
by either Parent or Stemline if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of payment for Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

(iv)
by Parent if the Stemline Board has effected a Stemline Adverse Change Recommendation (an “Adverse Recommendation Termination”) or Stemline shall have violated the provisions under either the “— No Solicitation” heading or the “— Recommendation Change” heading;

(v)
by Stemline, if the Stemline Board has made a Stemline Adverse Change Recommendation in order to accept a Superior Offer, and concurrently entered into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (but only if (x) neither Stemline nor any of its officers or directors has violated the provisions summarized under “— No Solicitation” above in any material respect, (y) Stemline and the Stemline Board have complied with the provisions summarized under “— Recommendation

Change” above, and (z) Stemline has paid the Termination Fee (as defined below) immediately before or simultaneously with and as a condition to such termination (such termination a “Superior Offer Termination”));
(vi)
by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Stemline has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement, such that any of the following conditions would not be satisfied and could not be cured by Stemline by the End Date, or if capable of being cured, is not cured within twenty (20) days of receiving written notice from Parent of such breach or failure to perform (such termination, a “Stemline Breach Termination”):

(A)
certain representations and warranties of Stemline, including with respect to certain corporate matters (including due organization and authority to enter into and perform under the Merger Agreement), applicability of state takeover laws, the opinion of Stemline’s financial advisor and brokers’ and other advisors’ fees, will be true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(B)
certain representations and warranties of Stemline regarding its capitalization will be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Offer Acceptance Time;

(C)
the representation and warranty of Stemline regarding the absence of a Material Adverse Effect from December 31, 2019 through the date of the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; and

(D)
the representations and warranties of Stemline other than those referenced in paragraphs (A) through (C) above being true and correct (disregarding all “Material Adverse Effect” and “Materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; and

(E)
Stemline has complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(vii)
by Stemline (so long as Stemline is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if (a) Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within twenty (20) days after receiving written notice from Stemline of such breach or failure to perform, or (b) Purchaser failed to commence the Offer on or prior to the tenth (10th) business day following the date of the Merger Agreement or if Purchaser fails to consummate the Offer in accordance with the Merger Agreement;

(viii)
by Parent if the Offer shall have expired or been terminated in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) following the end of the aggregate thirty (30) business day period set forth in clause (3) of the final sentence of Section 1.1(c) of the Merger Agreement, provided that this right to terminate the Merger Agreement shall not be available to Parent if its breach of the Merger Agreement has caused or resulted in the Offer having expired or been terminated in such manner (such termination, a “Minimum Tender Condition Termination”).
Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Stemline (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in “— Stemline Termination Fee” below, (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms and (iii) termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement.
Stemline Termination Fee.   Stemline has agreed to pay Parent a termination fee of $25.4 million in cash (the “Termination Fee”) if:
(i)
the Merger Agreement is terminated by Stemline pursuant to a Superior Offer Termination;

(ii)
the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

(iii)
(x) after the date of the Merger Agreement, an Acquisition Proposal or Significant Product Transaction Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn at least ten (10) business days prior to termination of the Merger Agreement), (y) thereafter, the Merger Agreement is terminated (A) by Parent or Stemline pursuant to an End Date Termination, (B) by Parent pursuant to a Stemline Breach Termination resulting from a material breach of any covenant in the Merger Agreement or (C) by Parent pursuant to a Minimum Tender Condition Termination and (z) within twelve (12) months of such termination, the Stemline Board approves or recommends any Acquisition Proposal or Significant Product Transaction Proposal (in each case, regardless of when made), and Stemline enters into a definitive agreement with respect to any Acquisition Proposal or Significant Product Transaction Proposal; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term “Acquisition Proposal” will have the meaning described in “— No Solicitation” above, except that all references to “20%” will be deemed to be references to “50%.”

In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “Parent Related Parties”) (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Stemline or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination, provided that none of the foregoing under this bullet shall relieve Stemline for any liability for fraud or willful and material breach of the Merger Agreement. In no event will Stemline be required to pay the Termination Fee on more than one occasion.
In a circumstance in which the Termination Fee becomes due and payable and it and other payments Stemline is required to make to Parent are paid in accordance with the Merger Agreement, such payments will be the sole and exclusive remedy of the Parent Related Parties against Stemline and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates (collectively, “Stemline Related Parties”) for any loss or damages suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of the Stemline Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, provided that none of the foregoing under this bullet shall relieve Stemline from any liability for fraud or willful and material breach of the Merger Agreement.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Chancery Court of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and, in each case, any appellate court therefrom, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement. The right to specific performance includes the right of Stemline, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and conditions set forth in the Merger Agreement.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in Section 13 — “Conditions of the Offer.”
CVR Agreement
The CVR represents the right to receive a contingent payment of $1.00 in cash, without interest and less any applicable withholding taxes, with such payment conditioned upon the achievement of the first sale, on or before December 31, 2021, by or on behalf of Parent, its assignees, affiliates, licensees or sublicencees (including Stemline and its subsidiaries) for use or consumption by the public of ELZONRIS (as described below) in any one of (i) the United Kingdom, (ii) France, (iii) Spain, (iv) Germany, or (v) Italy, in each case, after a Marketing Authorization Approval (as defined below) by the European Commission (the “Milestone”); provided that with respect to Out-Of-The-Money Stemline Options, the CVR represents the right to receive a cash payment of the excess of $12.50 over the per-Share exercise price of such Out-Of-The-Money Stemline Option with such payment conditioned upon the achievement of the Milestone. A “Marketing Authorization Approval” is defined as a legally valid approval by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, which grants the right to sell, market and promote Stemline’s CD123-directed cytotoxin, which for clarity is marketed under the name ELZONRIS as of May 3, 2020, the date of signing of the Merger Agreement, for the treatment of adult patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN) in the European Union for human use in accordance with applicable legal requirements. For the avoidance of doubt, Marketing Authorization Approval does not refer to approval in one or more individual member states in the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.
At or prior to the Offer Acceptance Time, Parent will enter into a CVR Agreement with a rights agent agreeable to each of Parent and Stemline, governing the terms of the CVRs.There can be no assurance that the Milestone will be achieved on or prior to December 31, 2021, after which date the milestone payment will not be payable by Parent.
The CVRs will not be transferable except (i) upon death by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by the DTC or (v) to Parent or any of its affiliates without consideration.
No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.

Support Agreements
In connection with the execution of the Merger Agreement, the Supporting Inside Stockholders have each entered into a Tender and Support Agreement, dated as of May 3, 2020 with Parent and Purchaser (the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, each of the Supporting Inside Stockholders agrees, among other things, subject to certain exceptions, to tender his, her or its Shares (including any Shares acquired upon the exercise of Stemline Options), pursuant to the Offer, which Shares represent in the aggregate approximately 5.20% of Stemline’s total outstanding Shares as of April 30, 2020, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements.
Pursuant to the Support Agreements, each Supporting Inside Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Inside Stockholder and any and all Shares acquired by such Supporting Inside Stockholder after the date of the Support Agreements (including any (i) Shares acquired upon the exercise of Stemline Options or Stemline RSUs or (ii) Restricted Shares that cease to be subject to any forfeiture or vesting conditions) (collectively, the “Subject Shares”). In addition, the Supporting Inside Stockholders have agreed, if necessary, to vote his Subject Shares:
•
for the adoption of the Merger Agreement, in the event any vote or consent of the stockholders of Stemline is required to adopt the Merger Agreement, approve the Merger or otherwise approve any of the Transactions;

•
against any action or agreement that is intended or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stemline contained in the Merger Agreement, or of any Supporting Inside Stockholder contained in the Support Agreements, or would result in any of the conditions to the Offer or Merger not being timely satisfied;

•
against any change in the Stemline Board;

•
against any other Acquisition Proposal, Product Transaction Proposal or any action which is a component of any Acquisition Proposal or any Product Transaction Proposal;

•
against any binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer;

•
against any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Stemline (other than the Merger);

•
against any sale, lease, license or transfer of a material amount of the business or assets (including intellectual property rights and capital stock of the subsidiaries of Stemline) of any Acquired Company or any reorganization, recapitalization or liquidation of any Acquired Company;

•
against any change in the present authorized capitalization of Stemline or any amendment or other change to Stemline’s certificate of incorporation, bylaws and any other charter and organizational documents, including any amendment that would authorize any additional shares or classes of shares of capital stock or change in any manner the rights and privileges, including voting rights, of any class of Stemline’s capital stock;

•
against any other plan, proposal, arrangement, action, agreement or transaction involving any Acquired Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the other Transactions; and

•
against any commitment or agreement to take any action inconsistent with any of the preceding clauses herein.

Each Supporting Inside Stockholder also granted Parent an irrevocable proxy with respect to the foregoing.
The Supporting Inside Stockholders further agreed to certain restrictions with respect to their Subject Shares, including restrictions on transfer.

The Support Agreements shall terminate automatically as of the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) the mutual written consent of Parent and the Supporting Inside Stockholder; (iv) the termination of such Support Agreement by written notice from Parent to the Supporting Inside Stockholder; and (v) the entry without the prior written consent of the Supporting Inside Stockholder into any amendment, waiver or modification to the Merger Agreement or any waiver of any of Stemline’s rights under the Merger Agreement, in each case, that results in: (A) a decrease in the face value, or a change in the form, of the Offer Price (except as permitted under the Merger Agreement), (B) an extension of the End Date (other than in accordance with the terms of the Merger Agreement) or (C) the imposition of additional conditions to the Offer.
The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.
Confidentiality Agreement
Prior to signing the Merger Agreement, Menarini and Stemline entered into the Confidentiality Agreement, pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with the discussion of a potential licensing arrangement under which Menarini would acquire the right to market and sell ELZONRIS in Europe. Menarini’s and Stemline’s obligations with respect to confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement, and will expire six (6) years after expiration of the two-year term of the Confidentiality Agreement or its prior termination. The Confidentiality Agreement does not include (i) an employee non-solicitation provision or (ii) a standstill provision.
This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Exclusivity Agreement
Prior to signing the Merger Agreement, Menarini and Stemline entered into an Exclusivity Agreement, dated April 13, 2020 (the “Exclusivity Agreement”). Pursuant to the Exclusivity Agreement, in connection with discussions regarding a possible transaction between Menarini and Stemline and the requirement to expend time, effort, and resources to evaluate such transaction, Stemline agreed that, until 11:59 p.m. on May 4, 2020, Stemline shall not, and shall cause its affiliates and its and their representatives not to, among other things, (i) solicit, encourage, or facilitate any offer or proposal from any person regarding a possible alternative transaction or (ii) participate in any negotiations or discussions with any person, or provide to any person any information relating to or in connection with a possible alternative transaction, in each case other than to Menarini and its affiliates. The Exclusivity Agreement also provided that, as of the date thereof, Stemline shall, and shall cause its affiliates and its and their respective representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Menarini and its representatives) relating to a possible transaction.
This summary does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated by reference herein.
12.
Source and Amount of Funds.

The Offer is not conditioned upon Menarini’s, Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $622.9 million at or prior to the Closing. In addition, Parent and Purchaser estimate that they would need approximately an additional $54.1 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that the Milestone is timely achieved. The funds to pay for all Shares and CVRs accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s available cash and cash equivalents on hand. As of April 30, 2020, Parent had funds with various banks, deposits, short-term financial instruments or investments denominated in Euro or U.S. dollars in an amount equal to approximately 930 million Euro, or the equivalent of 1.02 billion U.S. dollars.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash and CVRs, (ii) the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (iv) Parent and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger, and to make payments to holders of the CVRs on the terms set forth in this Offer to Purchase.
13.
Conditions of the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition (described in clause (a) below), the Termination Condition (described in clause (k) below), the HSR Condition (described in clause (h) below), and the Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:
a.
there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represents one more Share than 50% of the total number of Shares outstanding at the time prior to the expiration of the Offer; provided, however, that for purposes of determining whether this condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

b.
the representations and warranties of Stemline set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.4, Section 3.21, Section 3.23 and Section 3.24 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

c.
the representations and warranties of Stemline set forth in the first sentence of Section 3.3(a), clauses (i)  – (ii) of Section 3.3(b) solely as such representations relate to Stemline, clauses (i)  – (iv) of Section 3.3(c), Section 3.3(d), and Section 3.3(f) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

d.
the representation and warranty of Stemline set forth in Section 3.6(b) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

e.
the representations and warranties of Stemline set forth in the Merger Agreement (other than those referred to in clauses (b) through (d) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect;
f.
Stemline has complied with and performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

g.
since the date of the Merger Agreement, there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect that is continuing (as defined below);

h.
the waiting period (or any extension thereof) applicable to the Offer under the HSR Act has expired or been terminated;

i.
Parent and Purchaser have received a certificate executed on behalf of Stemline by the Chief Executive Officer and the Chief Financial Officer of Stemline confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

j.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Stemline has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Stemline has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

k.
the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).
14.
Dividends and Distributions.

The Merger Agreement provides that Stemline will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Conduct of Business Pending the Merger.”
15.
Certain Legal Matters; Regulatory Approvals.

General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Stemline with the SEC and other information regarding Stemline, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Stemline and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Stemline’s or Parent’s business or that certain parts of Stemline’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”
Antitrust.   Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15)-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as promptly as reasonably practicable, but no later than ten (10) business days (unless otherwise mutually agreed to by the Parties) from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 p.m., Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Stemline is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Stemline’s failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Stemline or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13 — “Conditions of the Offer.”
Parent and Stemline also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and Stemline are engaged, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which Stemline is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions of the Offer.”
Stockholder Approval Not Required.   Stemline has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Stemline and the consummation by Stemline of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Stemline, and no other corporate proceedings on the part of Stemline are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Stemline will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Stemline will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Stemline in accordance with Section 251(h) the DGCL. See Section 11 — “Purpose of the Offer and Plans for Stemline; Summary of the Merger Agreement and Certain Other Agreements.”
State Takeover Laws.   A number of states (including Delaware, where Stemline is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Stemline has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
Stemline has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other “moratorium,” “control share acquisition,” “fair price,” “super majority,” “affiliate transactions,” or “business combination” or other similar state anti-takeover laws and regulations. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Stemline who (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, Stemline may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Stemline a written demand for appraisal of his, her or its Shares, which demand must reasonably inform Stemline of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender his, her or its Shares in the Offer; (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Stemline stockholders exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Legal Proceedings Relating to the Tender Offer.   None.
16.
Fees and Expenses.

Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17.
Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Menarini, Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Stemline” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of Stemline’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Menarini, Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Menarini, Parent, Purchaser, Stemline or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Berlin-Chemie AG
Mercury Merger Sub, Inc.
May 12, 2020

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND MENARINI, AND THE CONTROLLING SHAREHOLDERS OF MENARINI.
1.
Directors and Executive Officers of Purchaser.

The following table sets forth information about the directors and executive officers of Purchaser as of May 12, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Dr. Attilio Sebastio, Chief Executive Officer and Director Citizenship: Italy	Dr. Sebastio serves as Chief Financial Officer of Parent and as a member of the Executive Board of Parent. Dr. Sebastio has held each position since prior to 2015. In his role at Purchaser, the business address for Dr. Sebastio is c/o Berlin-Chemie AG, Glienicker Weg 125 D-12489 Berlin, Germany, and his telephone number is +49 30 6707-0.
Sergio Chellini, Secretary Citizenship: Italy	Mr. Chellini serves as Menarini’s Director of Corporate Legal Affairs and General Affairs. Mr. Chellini has held this role since prior to 2015. In his role at Purchaser, the business address for Mr. Chellini is c/o A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., Via Sette Santi, 3 - 50131 - Firenze (Firenze) Italy, and his telephone number is +39 055 56801.

2.
Directors and Executive Officers of Parent.

The following table sets forth information about the directors and executive officers of Parent as of May 12, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Alberto Giovanni Aleotti, Chairman of the Supervisory Board Citizenship: Italy	Dr. Aleotti serves on the Board of Directors of Menarini. Dr. Aleotti has held this role since prior to 2015.
Dr. Eric Cornut, Member of Supervisory Board Citizenship: Switzerland	Dr. Cornut is the Chairman of the Board of Directors of Menarini. Since August 2016, Dr. Cornut has served as a member of the Board of Directors of Stada Arzneimittel AG, a pharmaceutical company. Additionally, since August 2017, Dr. Cornut has served as a member of the Board of Directors of Helsinn Healthcare SA, a pharmaceutical company. Dr. Cornut has also served as a member of the Board of Directors of Abionic SA, a pharmaceutical company, since April 2020. Previously, Dr. Cornut served as the Chief Ethics, Compliance and Policy Officer at the pharmaceutical company, Novartis International AG, from prior to 2015 until June 2016, and as the Director General of the European Federation of Pharmaceutical Industries and Associations from December 2016 to April 2017.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Sandro Vanedoli, Member of Supervisory Board Citizenship: Italy	Dr. Vanedoli served as a member of the Board of Directors of Research Toxicology Centre S.p.A., a biological research and development company, from April 2015 through April 2019.
Dr. Pietro Giovanni Corsa, Member of Supervisory Board Citizenship: Italy	Dr. Corsa serves as the Group General Manager of Menarini, a position he has held since prior to 2015. Dr. Corsa also currently serves as a member of the Board of Directors of each of the following pharmaceutical companies: A. Menarini Asia Pacific Holdings and I.E. Ulagay Ilac Sanayii Turk A.S., positions he has held since prior to 2015.
Thomas Grünberger, Member of Supervisory Board Citizenship: Germany	Mr. Grünberger serves as a Human Resources Officer of Parent. From prior to 2015 through July 2018, Mr. Grünberger served as a member of the Works Council of Parent.
Cornelia Danz, Member of Supervisory Board Citizenship: Germany	Ms. Danz serves as a Human Resources Officer of Parent. From prior to 2015 through July 2018, Ms. Danz served as a member of the Works Council of Parent.
Dr. Reinhard Uppenkamp, Chief Executive Officer and Member of Executive Board Citizenship: Germany	Dr. Uppenkamp serves as the Chief Executive Officer of Parent, a position he has held since prior to 2015.
Michael Sirotovitch, Member of Executive Board Citizenship: United States	Mr. Sirotovitch serves as a member of the Executive Board of Parent, a position he has held since prior to 2015.
Dr. Christian Matschke, Member of Executive Board Citizenship: Germany	Dr. Matschke serves as a member of the Executive Board of Parent, a position he has held since prior to 2015.
Dr. Attilio Sebastio, Chief Financial Officer and Member of Executive Board Citizenship: Italy	Dr. Sebastio serves as Chief Financial Officer of Parent and as a member of the Executive Board of Parent. Dr. Sebastio has held each position since prior to 2015.
Dr. Pio Mei, Member of Executive Board Citizenship: Italy	Dr. Mei serves as the Group General Manager of Menarini. Dr. Mei also serves as a member of the Board of Directors at each of the following pharmaceutical companies: Laboratori Guidotti S.p.A. and Menarini Hellas SA. From February 2015 to April 2017, Dr. Mei served as a member of the Board of Directors at CODIFI Consorzio Stabile per la Distribuzione, a logistics and distribution company.
The common business address and telephone number for all the directors and executive officers of Parent is as follows:
Berlin-Chemie AG, Glienicker Weg 125 D-12489 Berlin, telephone number: +49 30 6707-0.

3.
Directors and Executive Officers of Menarini.

The following table sets forth information about the directors and executive officers of Menarini as of May 12, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Eric Cornut, Chairman of the Board of Directors Citizenship: Switzerland	Dr. Cornut is the Chairman of the Board of Directors of Menarini. Since August 2016, Dr. Cornut has served as a member of the Board of Directors of Stada Arzneimittel AG, a pharmaceutical company. Additionally, since August 2017, Dr. Cornut has served as a member of the Board of Directors of Helsinn Healthcare SA, a pharmaceutical company. Dr. Cornut has also served as a member of the Board of Directors of Abionic SA, a pharmaceutical company, since April 2020. Previously, Dr. Cornut served as the Chief Ethics, Compliance and Policy Officer at the pharmaceutical company, Novartis International AG, from prior to 2015 until June 2016, and as the Director General of the European Federation of Pharmaceutical Industries and Associations from December 2016 to April 2017.
Elcin Barker Ergun, Chief Executive Officer and Member of Board of Directors Citizenship: Netherlands	Ms. Barker Ergun serves as the Chief Executive Officer of Menarini, which she joined in September 2019. Prior to joining Menarini, Ms. Barker Ergun was employed by other pharmaceutical companies, as detailed below. Ms. Barker Ergun served as the Executive Vice President, Head of New Businesses at EMD Serono from January 2017 until September 2019. Previously, Ms. Barker Ergun served as Executive Vice President, Head of New Businesses at (i) Merck Ilac Ecza Kimya AS, from April to December 2016, and at (ii) Merck KGaA, from January 2016 to March 2016. From January 2014 to December 2015, Ms. Barker Ergun served as the Executive Vice President, Head of Global Commercial at Merck KGaA.
Dr. Lucia Aleotti, Member of the Board of Directors Citizenship: Italy	Dr. Aleotti serves as a member of the Board of Directors of Menarini. From prior to 2015 until June 2018, Dr. Aleotti served as President of the Board of Directors of Menarini.
Dr. Alberto Giovanni Aleotti, Member of the Board of Directors Citizenship: Italy	Dr. Aleotti serves as a member of the Board of Directors of Menarini. Dr. Aleotti has held this role since prior to 2015.
Dr. Carlo Colombini, Member of the Board of Directors Citizenship: Italy	Dr. Colombini has served as a member of the Board of Directors of Menarini since October 2019. Dr. Colombini currently serves as a member of the Board of Directors of each of VaxYnethic S.r.l., a vaccines company, since March 2017, and I.E. Ulagay Ilac Sanayii Turk A.S, a pharmaceutical company, since prior to 2015. Dr. Colombini served as President of the Board of Directors of each of the following fine chemicals companies: Lusochimica S.p.A., from prior to 2015 until October 2018, and Lodichem S.r.l., from prior to 2015 until October 2019. Dr. Colombini also served as President of the Board of Directors of A. Menarini Manufacturing Logistics and Services, a pharmaceutical product manufacturer, from prior to 2015 until October 2018. Dr. Colombini also served as a member of the Board of

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Directors of Menarini Von Heyden GmbH, a pharmaceutical product manufacturer, from prior to 2015 until November 2018.
Dr. Juerg Witmer, Member of the Board of Directors Citizenship: Switzerland	Dr. Witmer serves as a member of the Board of Directors of Syngenta AG, an agricultural company, a position he has held since prior to 2015. From 2015 to 2017, Dr. Witmer served as the President of Flavors and Fragrances at Givaudan SA, a flavors and fragrances company.
Dr. Pietro Giovanni Corsa, Group General Manager Citizenship: Italy	Dr. Corsa serves as the Group General Manager of Menarini, a position he has held since prior to 2015. Dr. Corsa also currently serves as a member of the Board of Directors of each of the following pharmaceutical companies: A. Menarini Asia Pacific Holdings and I.E. Ulagay Ilac Sanayii Turk A.S., positions he has held since prior to 2015.
Dr. Pio Mei, Group General Manager Citizenship: Italy	Dr. Mei serves as the Group General Manager of Menarini. Dr. Mei also serves as a member of the Board of Directors at each of the following pharmaceutical companies: Laboratori Guidotti S.p.A. and Menarini Hellas SA. From February 2015 to April 2017, Dr. Mei served as a member of the Board of Directors at CODIFI Consorzio Stabile per la Distribuzione, a logistics and distribution company.
Stefano Pieri, Director of Corporate Licensing and Business Development Citizenship: Italy	Mr. Pieri serves as the Director of Corporate Licensing and Business Development at Menarini. Since 2015, Mr. Pieri has served as a member of the Board of Directors of each of Malesci S.p.A., a pharmaceutical company, and Menarini Ricerche S.p.A., a research and development company.
Sergio Chellini, Director of Corporate Legal Affairs and General Affairs Citizenship: Italy	Mr. Chellini serves as Menarini’s Director of Corporate Legal Affairs and General Affairs. Mr. Chellini has held this role since prior to 2015.
The common business address and telephone number for all the directors and executive officers of Menarini is as follows:
A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., Via Sette Santi, 3 - 50131 —  Firenze (Firenze) Italy, Tel. +39 055 56801.
4.
The following table sets forth information about the following controlling shareholders of Menarini as of May 12, 2020.

Name Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Dr. Alberto Giovanni Aleotti Citizenship: Italy	Dr. Aleotti serves on the Board of Directors of Menarini. Dr. Aleotti has held this role since prior to 2015.
Benedetta Aleotti Citizenship: Italy	Ms. Aleotti serves as a freelance editor at Tarka Edizioni S.r.l., a publishing house. Ms. Aleotti has held this position since prior to 2015. Ms. Aleotti’s business address is c/o Tarka Edizioni S.r.l., Piazza Dante 2, 54026, Mulazzo, Massa Carrara, Italy.
Dr. Lucia Aleotti Citizenship: Italy	Dr. Aleotti serves as a member of the Board of Directors of Menarini. From prior to 2015 until June 2018, Dr. Aleotti served as President of the Board of Directors of Menarini.

Name Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Massimiliana Landini Aleotti Citizenship: Italy	Ms. Aleotti serves as President of the Board of Directors of Pharmafin S.p.A., a holding company. Ms. Aleotti has held this position since prior to 2015. Ms. Aleotti’s business address is c/o Pharmafin S.p.A., Via Sette Santi, 3 - 50131 — Firenze (Firenze) Italy.
Unless otherwise indicated above, the common business address and telephone number for the controlling shareholders of Menarini is as follows:
A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., Via Sette Santi, 3 - 50131 — Firenze (Firenze) Italy, Tel. +39 055 56801.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Stemline or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokerage Firms Call: (212) 269-5550
Stockholders Call Toll Free: (888) 644-6071
stml@dfking.com